Exhibit 16.1

September 27, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C.20549

Ladies and Gentlemen:

We have read the statements made by Brera Holdings PLC in its Form 6-K dated September 27, 2024, and we agree with the statements concerning our Firm in such Form 6-K.We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ TAAD LLP.

Diamond Bar, California